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                                                                    EXHIBIT 23.1


                       Consent of Independent Auditors

The Board of Directors
NuVox, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of NuVox, Inc. of our report dated March 23, 2001, relating to the consolidated balance sheets of NuVox, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999 and the period from June 15, 1998 (inception) to December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of NuVox, Inc.


                                                        /s/ KPMG LLP

St. Louis, Missouri
April 2, 2001